                              PASS-THROUGH CERTIFICATES
                       ABN AMRO MORTGAGE CORPORATION, DEPOSITOR

                                   TERMS AGREEMENT

                                                           Dated: June 24, 1998


To:  ABN AMRO MORTGAGE CORPORATION

Re: Underwriting Agreement, dated as of March 27, 1998 (the "Underwriting Agreement")

Ladies and Gentlemen:

     The undersigned (being herein called the "Underwriters"), understand that ABN AMRO Mortgage Corporation, a Delaware corporation (the "Company"), proposes to issue and sell $387,424,015 original principal amount of Pass-Through Certificates described below (the "Certificates"). The Certificates will be issued under a Pooling and Servicing Agreement dated as of June 1, 1998 among the Company, as depositor, LaSalle Home Mortgage Corporation, as servicer and Chase Bank of Texas, National Association as trustee. The terms of the Certificates are summarized below and are more fully described in the Company's Prospectus Supplement prepared with respect to the Certificates.

     All the provisions (including defined terms) contained in the Underwriting Agreement are incorporated by reference herein in their entirety and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. The Closing Time referred to in
Section 2 of the Underwriting Agreement shall be 9:00 a.m., Chicago, Illinois time, on June 25, 1998. Subject to the terms and conditions set forth or incorporated by reference herein, the Company hereby agrees to sell and the Underwriters agree to purchase , severally and not jointly, the respective original principal amounts of Certificates set forth opposite their names in
Exhibit I hereto at the purchase price set forth below.

     The Underwriters will offer the Certificates for sale upon the terms and conditions set forth in the Prospectus.

     Subject to the terms and conditions set forth or incorporated by reference herein, the Underwriters will pay for the Certificates at the time and place and in the manner set forth in the Underwriting Agreement.

SERIES DESIGNATION: 1998-2

TERMS OF THE CERTIFICATES AND UNDERWRITING COMPENSATION:


                      Original
                      Principal     Remittance     Price to
Classes               Amount*          Rate         Public
-------             ------------    -----------    ---------
Class IA-2          $ 42,000,000      6.400%          **
Class IA-3          $ 22,300,000      6.400%
Class IA-4          $ 17,651,035      6.400%
Class IA-5          $ 71,376,367      7.000%
Class IA-6          $  5,754,681      7.000%
Class IA-7          $  9,443,982      6.400%
Class IA-8          $ 25,960,631      6.400%
Class IA-9          $ 40,000,000      6.400%
Class IA-10         $ 28,500,000      6.750%
Class IA-11         $  1,430,000      6.750%
Class IA-12         $  9,500,000      6.750%
Class IA-13***      $  9,995,480      6.750%
Class IA-14         $ 50,529,404      6.750%
Class IA-X****      $ 12,784,321      6.750%
Class IIA-1         $ 37,595,583      6.500%
Class IIA-X****     $  1,507,139      6.500%
Class IIA-P         $    352,211      *****
Class M             $  8,829,808      Variable
Class B-1           $  4,215,000      Variable
Class B-2           $  1,989,733      Variable
Class R             $        100      6.750%

* Approximate. Subject to permitted variance in each case of plus or minus 5%.

** The Certificates are being offered by the Underwriters from time to time in negotiated transactions or otherwise at varying prices to be determined, in each case, at the time of sale.

***       Not entitled to receive principal until July 2003.

****      Notional amount.

***** The Class IIA-P Certificates will not be entitled to distributions of interest and will only receive principal in respect of those Group II Loans with Pass-Through Rates that are less than 6.50% per annum.



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CERTIFICATE RATING:

          It is a condition to the issuance of the Certificates that the Class A and Class R Certificates each be rated "AAA" (except for the Class IA-X, Class IIA-P and Class IIA-X Certificates, which will be rated "AAAr") by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P") and "AAA" by Duff & Phelps Credit Rating Co. ("DCR"), that the Class M Certificates be rated not less than "AA" by DCR, that the Class B-1 Certificates be rated not less than "A" by DCR; and that the Class B-2 Certificates be rated not less than "BBB" by DCR.

REMIC ELECTION:

          The Company intends to cause an election to be made to treat REMIC I and REMIC II as "real estate mortgage investment conduits" (each, a "REMIC") for federal income tax purposes. All of the Certificates issued by REMIC I and REMIC II, other than the Class R Certificate, will represent ownership of REMIC "regular interests". The Class R Certificate will represent ownership of the REMIC "residual interest" in REMIC II and REMIC I.

CREDIT ENHANCEMENT:

          Senior/Subordinated: Shifting interest

CUT-OFF DATE:

          The Cut-off Date is June 1, 1998.

REMITTANCE DATE:

          The 25th day of each month (or, if such 25th day is not a business day, the business day immediately following) commencing July, 1998.

PURCHASE PRICE:

          The purchase price payable by the Underwriters for the Certificates is 100.29% of the aggregate principal balance of the Certificates as of the Closing Date plus accrued interest from June 1, 1998 up to but not including the Closing Date.

UNDERWRITING COMMISSION:

          Notwithstanding anything to the contrary in the Underwriting Agreement, no additional underwriting commission shall be payable by the Company to the Underwriter in connection with the purchase of the Certificates.

CLOSING DATE AND LOCATION:

          June 25, 1998 at the Chicago, Illinois offices of Mayer, Brown & Platt

          Please confirm your agreement by having an authorized Officer sign a copy of this Agreement in the space set forth below and returning a signed copy to us.

                              DONALDSON, LUFKIN & JENRETTE
                              SECURITIES CORPORATION


                              By:     /s/
                                -----------------------------------------
                                Name:
                                Title:



                              ABN AMRO INCORPORATED



                              By:     /s/
                                -----------------------------------------
                                Name:
                                Title:


ACCEPTED:

ABN AMRO MORTGAGE CORPORATION



By:
     -------------------------------------
     Name:
     Title:

STANDARD FEDERAL BANCORPORATION, INC.



By:
     -----------------------------------------
     Name:
     Title:

                                  EXHIBIT I


                                                  Original
                                                  Principal
                                                  Amount of
     Name                                         Certificates
     ----                                         -------------
DONALDSON, LUFKIN & JENRETTE                      100% of the Certificates
SECURITIES CORPORATION








                              Total               $387,424,015